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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 11, 2008
LEXARIA CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	333-132134 (Commission File Number)	20-2000871 (IRS Employer Identification No.)
#604 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8
Registrant's telephone number, including area code: (604) 602-1675
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.0 Entry into a Material Definitive Agreement

1.

On April 10, 2008, the Company entered into an option to purchase with John and Gwen Deakle, (“Sellers”).  For and in consideration of $25,000.00, the Sellers sell, convey, and grant unto the Company an exclusive right and option to purchase, on the terms and conditions set forth in the attached Option Agreement all of the right, title and interest of every kind and nature set forth and established in that certain operating agreement (A.A.P.L. form 610-1989) dated January 5, 2006, between Griffin & Griffin Exploration, LLC, and Chris Bunka, John Deakle, Bud Enterprises, LTD., Stuart Gray and the Company, covering the joint development as defined in Section I of said agreement, being a 50% (fifty percent) working interest in those certain oil and gas fields commonly known as Palmetto Point and Belmont Lake, being situated in Adams County and Wilkinson County, Mississippi.  The thirteen (13) wells and the leases associated with those thirteen wells and all potential future wells drilled on any of these leases are included in this Option Agreement and are identified as:

F-40;

F-118;

F-121;

F-7;F-39;F-42;F-36-2;F-4;F-29;F-12-1;F-6B;F-52A;F-12-3. The terms of this Option are set forth in below between the parties.

1.

Option:  This Option is irrevocable for a period of 60 days from the date hereof.

2.

Purchase Price:  The exact purchase price shall be the sum of $4,500,000.00 (four million five hundred thousand dollars and 00/100), payable in United States Dollars at the time this Option is exercised.

The Option remains subject to various conditions, including but not limited to the Company entering into a financing to fund the purchase price.  There can be no assurances that the Option Agreement will close in accordance with its terms.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 11, 2008

(Signature)	Lexaria Corp. By: “/s/ Chris Bunka” Chris Bunka President & CEO